PIMCO INCOME STRATEGY FUND II

(the “Fund”)

Supplement dated March 30, 2022 to the Fund’s Prospectus dated November 25, 2020,

as supplemented from time to time

(the “Prospectus”)

On March 25, 2022, the Fund’s Board of Trustees (the “Board”) approved a change to the Fund’s fiscal year end from July 31 to June 30, beginning with the current fiscal year, which will now end on June 30, 2022, effective April 1, 2022. The change will be reflected in the Fund’s annual report on Form N-CSR for the period August 1, 2021 to June 30, 2022.

In addition, on March 25, 2022, the Board approved the removal of the Fund’s non-fundamental investment guideline limiting the Fund’s investments in securities denominated in foreign (non-U.S.) currencies to 25% of the Fund’s total assets, effective April 29, 2022. Accordingly, effective April 29, 2022, (i) the second sentence of the second paragraph of the “Portfolio Contents” section on the cover pages of the Prospectus; (ii) the second sentence of the second paragraph of the “Prospectus Summary – Portfolio Contents” and “Portfolio Contents” sections of the Prospectus; and (iii) the second sentence of the first paragraph of the “Portfolio Contents – Foreign (Non-U.S.) Investments” section of the Prospectus are deleted and replaced with the following:

Subject to the limitations set forth in this prospectus, including the limit on investments in emerging market securities and instruments, the Fund may invest without limit in non-U.S. dollar denominated securities (of both developed and “emerging market” countries), including obligations of non-U.S. governments and their respective sub-divisions, agencies and government-sponsored enterprises.

In addition, on March 25, 2022, the Fund’s Board of Trustees approved the Fund’s investment in PIMCO Funds: Private Account Portfolio Series – PIMCO Short-Term Floating NAV Portfolio III and PIMCO Funds: Private Account Portfolio Series – PIMCO Short Asset Portfolio, each a series of PIMCO Funds. Accordingly, effective immediately, the “Portfolio Contents – Other Investment Companies” section of the Prospectus is deleted and replaced with the following:

The Fund may invest in securities of other open- or closed-end investment companies (including those advised by PIMCO), including, without limitation, ETFs, to the extent that such investments are consistent with the Fund’s investment objectives, strategies and policies and permissible under the 1940 Act. The Fund may invest in other investment companies to gain broad market or sector exposure or for cash management purposes, including during periods when it has large amounts of uninvested cash or when PIMCO believes share prices of other investment companies offer attractive values. The Fund may invest in certain money market funds and/or short-term bond funds (“Central Funds”), to the extent permitted by the 1940 Act, the rules thereunder or exemptive relief therefrom. The Central Funds are registered investment companies created for use by certain registered investment companies advised by PIMCO in connection with their cash management activities. The Fund treats its investments in other investment companies that invest primarily in types of securities in which the Fund may invest directly as investments in such types of securities for purposes of the Fund’s investment policies (e.g., the Fund’s investment in an investment company that invests primarily in debt securities will be treated by the Fund as an investment in a debt security). As a shareholder in an investment company, the Fund would bear its ratable share of that investment company’s expenses and would remain subject to payment of the Fund’s management fees and other expenses with respect to assets so invested. Common

Shareholders would therefore be subject to duplicative expenses to the extent the Fund invests in other investment companies. The securities of other investment companies may be leveraged, in which case the NAV and/or market value of the investment company’s shares will be more volatile than unleveraged investments. See “Principal Risks of the Fund—Leverage Risk.”

Investors Should Retain This Supplement for Future Reference

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